Exhibit 10.2
Forex International Trading Corp.
400 Continental Blvd., Suite 600
El Segundo, CA 90245

January 2, 2014

Micrologic Design Automation, Inc.
5670 Wilshire Blvd., #1868
Los Angeles, CA 90036

Re:	Evaluation License Agreement entered between Micrologic Design Automation, Inc. and Forex International Trading Corp. dated September 1, 2013 (the “ELA”)

Dear Mr. Rittman:

Forex International Trading Corp. (“Forex”) and Micrologic Design Automation, Inc. (“Micrologic”) hereby agree to amend the ELA to provide for the perpetual, royalty free, exclusive license of the Licensed Technology, as defined in the ELA, by Micrologic to Forex for any and all purposes. In consideration for such license, Forex hereby agrees to issue 200,000,000 shares of restrictive common stock of Forex (the “Shares”) to Micrologic. This letter agreement shall be effective as of December 31, 2013.

Micrologic hereby represents that it is an accredited investor as such term is defined under Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended. . Micrologic is not permitted to sell, assign, hypothecate or transfer the Shares in any way prior to Forex generating at minimum $50,000 in revenue through the use of the Licensed Technology (the “Revenue Target”) . A stop transfer legend shall be affixed to the certificate representing the Shares. If the Revenue Target is achieved, then such stop transfer legend shall be removed. In addition, a standard 1933 Act restrictive legend shall be affixed to the certificate representing the Shares.

Please sign below acknowledging your agreement to the above terms.
Forex International Trading Corp

By:	/s/ Erik Klinger
Name:	Erik Klinger
Title:	President

ACKNOWLEDGED AND AGREED:

Micrologic Design Automation, Inc.

By:/s/ Danny Rittman
Name: Danny Rittman
Title: President